Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RF ACQUISITION CORP.,

GCL GLOBAL HOLDINGS LTD,

GRAND CENTREX LIMITED,

GCL GLOBAL LIMITED,

and

RF DYNAMIC LLC

dated as of October 18, 2023

i

ii

iii

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 18, 2023 (this “Agreement”), is made and entered into by and among (i) RF Acquisition Corp., a Delaware corporation (“SPAC”), (ii) GCL Global Holdings LTD, a Cayman Islands exempted company limited by shares (“PubCo”), (iii) Grand Centrex Limited, a British Virgin Islands business company (“GCL BVI”), (iv) GCL Global Limited, a Cayman Islands exempted company limited by shares (“GCL Global”) and (v) for the limited purposes set forth herein, RF Dynamic LLC, a Delaware limited liability company (the “Sponsor”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, GCL Global is a newly formed entity, formed for the purpose of effecting the Restructuring (as defined herein) and participating in the transactions contemplated herein;

WHEREAS, PubCo is a newly formed exempted company, formed for the purpose of becoming the publicly traded holding company for the Surviving Corporation (as defined herein) and SPAC upon the Closing;

WHEREAS, following the date hereof, and prior to the Closing, PubCo will form (i) a Cayman Islands exempted company limited by shares, to be a direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and (ii) a Delaware corporation, to be a direct wholly owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities” ), for the purpose of participating in the transactions contemplated herein. Following the formation of each Acquisition Entity, PubCo shall cause Merger Sub 1 and Merger Sub 2 to enter into a joinder to this Agreement, in form and substance satisfactory to SPAC (each, a “Joinder”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act” ), as applicable, (a) Merger Sub 1 will merge with and into GCL Global (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and GCL Global will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo (GCL Global is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) immediately following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers” ), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

WHEREAS, (a) upon the Initial Merger Effective Time, the holders of GCL Global Shares will receive ordinary shares of PubCo, par value $0.0001 per share (“PubCo Shares”) in accordance with this Agreement and the PubCo Governing Documents, and (b) upon the SPAC Merger Effective Time the holders of SPAC Common Stock will receive PubCo Shares;

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WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and Epicsoft Ventures Pte Ltd have entered into a support agreement (the “Shareholder Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and RF Dynamic LLC, a Delaware limited liability company (the “Sponsor”) have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”);

WHEREAS, at Closing, PubCo, certain holders of Company Shares and the Sponsor will enter into lock-up agreements substantially in the form attached hereto as Exhibit A (collectively, the “Lock-Up Agreements”);

WHEREAS, at Closing, PubCo, certain Company Shareholders and the Sponsor will enter into a registration rights agreement in customary form and substance (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo agrees to provide certain Company Shareholders with certain rights relating to the registration for resale of the PubCo Shares that they will receive in the Initial Merger;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (i) determined that it is fair to, advisable for and in the best interests of SPAC and its stockholders to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, each of the board of directors of GCL Global and the board of directors of GCL BVI has (i) determined that it is fair to, advisable for and in the best interests of the Company and its shareholders, as applicable, to enter into this Agreement and to consummate the Restructuring, the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby, any definitive documents executed as of the date hereof or to be executed in connection with the Restructuring and any other documents contemplated thereby (the “Restructuring Agreements”), the consummation of the Restructuring, and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to its shareholders the approval and adoption of this Agreement, the Restructuring Agreements, the Restructuring, the Mergers and the other Transactions.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

Article I
DEFINITIONS

Section 1.1            Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entity” has the meaning set forth in the Recitals hereto.

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and the Reorganization, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries. Notwithstanding anything to the contrary, any transaction in which the Company or one of its Subsidiaries or Affiliates acquires another entity for strategic purposes, as reasonably determined by the Company, shall not be deemed an “Acquisition Proposal.”

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 7.4.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” means, (i) as to any GCL Company, a transaction (other than any Transaction, the Restructuring or any transaction in which the GCL Company or its respective Subsidiaries or Affiliates is the surviving entity) concerning the sale or transfer of (a) all or any material part of the business or assets of the GCL Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any GCL Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

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“Ancillary Agreements” means, collectively, the Shareholder Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreements, the Registration Rights Agreement, the PubCo Governing Documents, the Assignment and Assumption Agreement, and the Joinders.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, anti-money laundering provisions of the USA PATRIOT Act of 2001, as amended, all other applicable anti-money laundering Laws of any jurisdiction, and similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.5.

“Assumed Warrant” has the meaning set forth in Section 2.3(g)(v).

“Audited Company Financials” means the audited consolidated financial statements of the GCL Companies (including, in each case, any related notes thereto), consisting of the consolidated statements of financial position of the GCL Companies as of March 31, 2023 and March 31, 2022, and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards.

“Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the Cayman Islands are authorized or required by Law to close.

“Cayman Companies Act” has the meaning set forth in the Recitals hereto.

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“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986.

“Company” means (a) prior to the completion of the Restructuring, GCL BVI, and (b) from and after the completion of the Restructuring, GCL Global.

“GCL Global Memorandum and Articles” means the Memorandum and Articles of Association of GCL Global dated September 8, 2023 (as amended from time to time).

“Company Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Benefit Plan” has the meaning set forth in Section 3.21(a).

“Company Board” has the meaning, as the case may be, (a) prior to the completion of the Restructuring, the Board of Directors of GCL BVI, and (b) from and after the completion of the Restructuring, the Board of Directors of GCL Global.

“Company Board Recommendation” has the meaning set forth in Section 8.3(c)(ii).

“Company Cure Period” has the meaning set forth in Section 10.1(e).

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). For illustrative purposes only, assuming the sum of the Fully-Diluted Company Shares is 26,085,179, the Company Exchange Ratio would be 4.600313 (rounded to the sixth decimal place).

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Health Plan” has the meaning set forth in Section 3.21(l).

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Licensed Intellectual Property.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) developed by or on behalf of any of the GCL Companies that (i) has been sold, distributed or made available to third parties by any of the GCL Companies, or manufactured by any of the GCL Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the three-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype or similar development stage, process or status.

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“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the ordinary shares of the Company.

“Company Transaction Expenses” means fees and disbursements incurred by the Company or the Company Shareholders in connection with the Transactions for the categories listed on Schedule 2.1(b)(i) hereto.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.1(b)(i).

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Written Consent” has the meaning set forth in Section 8.3(c)(i).

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Protected Data or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy and Security Requirements. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the GCL Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the GCL Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

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“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“D&O Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Deadline Extension Loans” means any loans provided by the Sponsor or its Affiliates to SPAC for the purpose of extending the date by which SPAC must consummate a business combination.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“DGCL” has the meaning set forth in the Recitals hereto.

“DTC” means the Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection, preservation or remediation of the environment (including natural resources) and human health and safety, including but not limited to the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Environmental Permits” means the Permits required under Environmental Laws.

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“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions, Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re- export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Shares as of immediately prior to the Initial Merger Effective Time, on an as-converted basis and assuming the exercise of any options, warrants, or other similar securities of the Company as of immediately prior to the Initial Merger Effective Time, if applicable.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GCL BVI Memorandum and Articles” means the Memorandum and Articles of Association of GCL BVI dated November 16, 2018.

“GCL Companies” means, collectively, GCL Global and its Subsidiaries (but not, for the avoidance of doubt, the Acquisition Entities), GCL BVI, GCL Global Pte Ltd, a Singapore company (“GCL Global SG”) and the Group Subsidiaries.

“GCL Company Interests” means all of the issued and outstanding equity interests of the GCL Companies.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a Cayman Islands exempted company are its memorandum of association and articles of association under the Cayman Companies Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GRA” has the meaning set forth in Section 2.9.

“Group Subsidiaries” means, collectively, (a) Titan Digital Media Pte. Ltd., a Singapore company (“Titan SG”), (b) Epicsoft Hong Kong Limited, a Hong Kong company (“Epic HK”), (c) Epicsoft Malaysia Sdn. Bhd., a Malaysia company (“Epic MY”), (d) Epicsoft Asia Pte. Ltd., a Singapore company (“Epic SG”), (e) 4Divinity Pte. Ltd. (“4Divinity SG”), a Singapore company, (f) 2Game Digital Limited, a Hong Kong company (“2Game HK”), (g) Starry Jewelry Pte Ltd., a Singapore company (“Starry Jewelry”) and (h) Martiangear Pte Ltd., a Singapore company (“Martiangear”).

“Hazardous Materials” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, per- and polyfluoroalkyl substances or pesticides.

“Healthcare Reform Laws” has the meaning set forth in Section 3.21(l).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Incentive Shares” has the meaning set forth in Section 6.6.

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“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course.

“Initial Merger” has the meaning set forth in the Recitals hereto.

“Initial Merger Constituent Corporations” has the meaning set forth in Section 2.2(b).

“Initial Merger Effective Time” has the meaning set forth in Section 2.2(c).

“Initial Merger Filing Documents” has the meaning set forth in Section 2.2(c).

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 2.9.

“Interim Period” has the meaning set forth in Section 6.1.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

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“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the GCL Companies and used in their business as currently conducted.

“Joinders” means joinders to this Agreement, in form and substance satisfactory to SPAC, to be executed and delivered by each Acquisition Entity following its formation.

“Key Shareholder” means any holder of 5% or more of the Fully-Diluted Company Shares.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the GCL Companies or to which the GCL Companies otherwise has a right to use.

“Licensed Intellectual Property” means Intellectual Property licensed or made available by another Person to any of the GCL Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Lock-Up Agreements” has the meaning set forth in the Recitals hereto.

“Loeb” has the meaning set forth in Section 8.5(a).

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“Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the GCL Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.10 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of SPAC, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of any GCL Company to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company as compared to other industry participants or (ii) the ability of the Company to consummate the Transactions.

“Material Contracts” has the meaning set forth in Section 3.5(a).

“Material Permits” has the meaning set forth in Section 3.16.

“Maximum Allowable SPAC Transaction Expenses” has the meaning set forth in Section 2.6(c).

“Merger Consideration” means $1,200,000,000.

“Merger Consideration Shares” has the meaning set forth in Section 2.2(g)(i).

“Merger Sub 1” has the meaning set forth in the Recitals hereto.

“Merger Sub 1 Board” has the meaning set forth in the Recitals hereto.

“Merger Sub 1 Share” has the meaning set forth in Section 5.2(a).

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“Merger Sub 2” has the meaning set forth in the Recitals hereto.

“Merger Sub 2 Board” has the meaning set forth in the Recitals hereto.

“Merger Sub 2 Share” has the meaning set forth in Section 5.2(a).

“Mergers” has the meaning set forth in the Recitals hereto.

“Nasdaq” means the Nasdaq Global Market or Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.

“Non-U.S. Plan” has the meaning set forth in Section 3.21(a).

“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.5(b).

“OFAC” means the United States Office of Foreign Assets Control.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person’s business, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement); and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Company Software” means all Software owned or purported to be owned by a GCL Company.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the GCL Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (c) other patent rights and any other Governmental Authority- issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Payment Spreadsheet” has the meaning set forth in Section 2.1(b)(iii).

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

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“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the Ordinary Course, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or IFRS, as applicable, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (iii) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith in the Ordinary Course through appropriate Actions by the Person responsible for the payment thereof, and for which adequate accruals or reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Company Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Company Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty, and (x) Liens described on Section 1.1 of the Company Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

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“Plan of Initial Merger” means a Plan of Merger in form and substance reasonably satisfactory to SPAC and the Company, prepared in accordance with the provisions of the Cayman Companies Act.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Privacy and Security Requirements” means, to the extent applicable to any GCL Company, (a) all Privacy Laws; (b) any Laws relating to wiretapping, eavesdropping, or passive or surreptitious tracking in connection with the use of online platforms; (c) the PCI DSS and any other privacy- or data security- related industry standards to which any GCL Company is legally or contractually bound or has publicly represented with which it complies; (d) all Contracts between a GCL Company and any Person that are applicable to the Processing of Protected Data; and (e) all policies and procedures applicable to any GCL Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Private Placement” means the offer, issuance and sale to private investors in one or more transactions exempt from registration under the Securities Act of debt or equity interests of any of the GCL Companies on or prior to Closing.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

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“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which any GCL Company is required by Law, Contract or written policy to safeguard and/or keep confidential or private.

“PubCo” has the meaning set forth in the Recitals hereto.

“PubCo 5% Shareholder” has the meaning set forth in Section 8.5(c).

“PubCo Board” has the meaning set forth in the Recitals hereto.

“PubCo Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of PubCo, to be adopted by PubCo and registered by the Cayman Registrar prior to Closing.

“PubCo Incentive Equity Plan” has the meaning set forth in Section 5.11.

“PubCo Shares” has the meaning set forth in the Recitals hereto.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, the Server Side Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Real Property Lease” has the meaning set forth in Section 3.5(a)(viii).

“Registered Intellectual Property” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Registration Rights Agreement” has the meaning set forth in the Recitals hereto.

“Registration Statement” has the meaning set forth in Section 8.3(a)(i).

“Regulatory Approvals” has the meaning set forth in Section 8.2(a).

“Related Party” has the meaning set forth in Section 3.19(a).

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“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Restructuring” means a sequential three-step transaction involving (a) the transfer from GCL BVI to GCL Global SG of all outstanding shares of EPIC MY; followed by (b) the transfer from GCL BVI to GCL Global of its equity interests in GCL Global SG; and followed by (c) the issuance of shares by GCL Global to the shareholders of GCL BVI (“GCL Shareholders”), such that each GCL Shareholder owns the same ownership percentage of GCL Global that he, she, or it, as applicable, owns in GCL BVI, resulting in (i) GCL Shareholders holding all issued and outstanding equity interests in GCL Global, (ii) GCL Global holding all outstanding equity interests in GCL Global SG, and (iii) GCL Global SG holding all outstanding equity interests of the Group Subsidiaries, as depicted on Annex I attached hereto.

“Restructuring Agreements” has the meaning set forth in the Recitals hereto.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder Support Agreement” has the meaning set forth in the Recitals hereto.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC” has the meaning set forth in the preamble hereto.

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“SPAC Board” has the meaning set forth in the Recitals hereto.

“SPAC Board Recommendation” has the meaning set forth in Section 8.3(b)(ii).

“SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated March 23, 2022, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Cure Period” has the meaning set forth in Section 10.1(f).

“SPAC Disclosure Schedules” has the meaning set forth in Article IV.

“SPAC Extension Proposal” means the proposal to be submitted to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and provided to the SPAC Stockholders for the purpose of amending the SPAC Governing Documents to extend the time period for SPAC to consummate a business combination (currently December 28, 2023) to September 30, 2024 as well as any related proposals that the parties hereto may deem necessary or appropriate in connection with such extension, including any required amendment to the Investment Management Trust Agreement between the SPAC and Continental.

“SPAC Financial Statements” has the meaning set forth in Section 4.4(a).

“SPAC Financing Certificate” has the meaning set forth in Section 2.1(b)(ii).

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Merger” has the meaning set forth in the Recitals hereto.

“SPAC Merger Certificate” has the meaning set forth in Section 2.2(c).

“SPAC Merger Constituent Corporations” has the meaning set forth in Section 2.2(b).

“SPAC Merger Effective Time” has the meaning set forth in Section 2.3(a).

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“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Rights” means rights to acquire one-tenth of one share of SPAC Class A Common Stock.

“SPAC SEC Filings” has the meaning set forth in Section 4.12.

“SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder pursuant to the SPAC Governing Documents in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Stockholders Meeting” has the meaning set forth in Section 8.3(a)(i).

“SPAC Transaction Expenses” means, without duplication and excluding those fees and expenses already paid from IPO proceeds, fees and disbursements incurred by SPAC or the Sponsor in connection with the Transactions for the categories listed on Schedule 2.1(b)(ii) hereto.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock, one SPAC Right, and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated March 23, 2022, by and between SPAC and Continental.

“SPAC Warrants” means redeemable warrants to, in each case, purchase one share of SPAC Class A Common Stock for $11.50 per share.

“Sponsor” has the meaning set forth in the Recitals hereto.

“Sponsor Nominated Directors” has the meaning set forth in Section 6.2(a).

“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.

“Stockholder Litigation” has the meaning set forth in Section 8.6.

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“Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Shares receivable by such SPAC Stockholder pursuant to Section 2.3(g)(iii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning set forth in the Recitals hereto.

“Surviving Corporation Governing Documents” has the meaning set forth in Section 2.2(d).

“Tax Return” means any return, declaration, report, claim for refund, statement, information statement or other document (including any related or supporting schedules, statements or information) filed or required to be filed by the applicable party with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, Value Added Tax, estimated, customs duties, sales, use, or other taxes, governmental fees or other like assessments, together with any interest, penalty, addition to tax or additional amounts imposed with respect thereto by a Governmental Authority.

“Terminating Company Breach” has the meaning set forth in Section 10.1(e).

“Terminating SPAC Breach” has the meaning set forth in Section 10.1(f).

“Termination Date” means September 30, 2024.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

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“Trading Day” means any day on which Nasdaq or NYSE is open for trading.

“Transaction Financing” has the meaning set forth in Section 8.10.

“Transaction Investor” means any investor in the Transaction Financing.

“Transaction Proposals” has the meaning set forth in Section 8.3(a)(i).

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, but excludes, for the avoidance of doubt, the Restructuring.

“Transfer Taxes” has the meaning set forth in Section 8.5(d).

“Trust Account” has the meaning set forth in Section 11.1.

“Trust Agreement” has the meaning set forth in Section 4.13.

“Trustee” has the meaning set forth in Section 4.13.

“Value Added Tax” means value added tax or any similar, replacement or additional tax.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Winston” has the meaning set forth in Section 8.5(a).

“Working Capital Loans” means any loans provided by the Sponsor or its Affiliates to SPAC for the purpose of funding working capital expenses incurred in good faith by SPAC in the Ordinary Course.

Section 1.2            Construction.

(a)            Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule”, “Exhibit” or “Annex” refer to the specified Schedule, Exhibit or Annex of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

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(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the GCL Companies).

(f)             Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Initial Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

(g)            Unless the context of this Agreement otherwise requires, references to the Company with respect to period prior to the completion of the Restructuring shall be construed to mean GCL BVI, and following the completion of the Restructuring shall be construed to mean GCL Global.

(h)            The phrases “delivered”, “provided to”, “furnished to”, or “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to SPAC, filed with the SEC by SPAC on or prior to the date hereof.

Section 1.3            Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Schedules; (b) the phrase “to the knowledge of SPAC” shall mean the actual knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Schedules.

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Article II
TRANSACTIONS; CLOSING

Section 2.1             Pre-Closing Actions.

(a)            Restructuring. As soon as reasonably practicable (but in any event, within 60 days of the date hereof), GCL BVI and GCL Global shall, and shall cause the GCL Companies to, complete the Restructuring.

(b)            Company Transaction Expenses Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(i)             No later than three Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses actually incurred in the items listed on Schedule 2.1(b)(i) hereto (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, in an aggregate amount not to exceed $4,500,000 (the “Company Transaction Expenses Certificate”).

(ii)            No later than three Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses actually incurred in the items listed on Schedule 2.1(b)(ii) hereto (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid or reimbursed, without duplication, as of the close of business on the Business Day immediately preceding the Closing Date, and (C) an evidence of any amounts of SPAC Transaction Expenses that will be satisfied through the exercise of rights of conversion into PubCo Shares in connection with the Closing (the “SPAC Financing Certificate”).

(iii)           Promptly following delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(b)(i) and (B) SPAC of the SPAC Financing Certificate pursuant to Section 2.1(b)(ii) and, in any event, not less than two Business Days prior to the Closing Date the Company shall (1) deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Merger Consideration payable to each Company Shareholder (including the allocation of PubCo Shares). As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of a portion of the Merger Consideration to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Merger Consideration to the Company Shareholders pursuant to this Article II, absent manifest error. In issuing the Merger Consideration, the parties hereof shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

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Section 2.2             The Initial Merger.

(a)            Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, and the separate corporate existence of Merger Sub 1 shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo.

(b)            Effect of the Initial Merger. From and after the Initial Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub 1 (the Company and Merger Sub 1 sometimes being referred to herein as the “Initial Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the Initial Merger Constituent Corporations; and all rights, privileges, powers and franchises of each of the Initial Merger Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Initial Merger Constituent Corporation, on whatever account, and all things in action or belonging to each Initial Merger Constituent Corporations shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of each of the Initial Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Merger Constituent Corporations shall not revert or become in any way impaired by reason of the Initial Merger; but all Liens upon any property of an Initial Merger Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the Cayman Companies Act.

(c)            Execution and Filing of Initial Merger Filing Documents. At the Closing, and immediately prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not been earlier terminated pursuant to its terms, Merger Sub 1 and the Company shall cause the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Registrar in accordance with the applicable provisions of the Cayman Companies Act. The Initial Merger shall become effective at such time as the Plan of Initial Merger is duly registered by the Cayman Registrar, or at such later time as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the Cayman Companies Act) and as set forth in the Plan of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

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(d)            Organizational Documents of the Company. At the Initial Merger Effective Time, the Company Articles and Company Memorandum, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated in the forms to be agreed to by PubCo and SPAC (the “Surviving Corporation Governing Documents”), respectively, and as so amended and restated shall be the memorandum and articles of the Surviving Corporation, until thereafter amended as provided therein and under the Cayman Companies Act.

(e)            Directors and Officers of the Surviving Corporation and PubCo.

(i)             From and after the Initial Merger Effective Time, the officers of the Company holding such positions as set forth on Section 6.2(b) of the Company Disclosure Schedules shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(ii)            From and after the Initial Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.2(a) shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

(f)            Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares of the Surviving Corporation.

(g)            Effect of the Initial Merger on Company Shares.

(i)            Company Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of Company Shares, each Company Share that is issued and outstanding immediately prior to the Initial Merger Effective Time (other than any Company Share excluded pursuant to subsection (ii) below and any Dissenting Share), shall automatically be cancelled and cease to exist in exchange for the right to receive, such number of newly issued PubCo Shares that is equal to the Company Exchange Ratio (rounded up to the nearest whole share), as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Merger Consideration Shares”), without interest. As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.7(a)). Prior to the payment of the Merger Consideration Shares to any Company Shareholder, such Company Shareholder shall deliver to SPAC a duly completed and executed letter of transmittal in such form as is typical for transactions of this type together with the certificate (if the Company Shares are certificated) representing the Company Shares owned by such Company Shareholder. Such letter of transmittal will include, without limitation: a release in favor of PubCo, the GCL Companies and SPAC in such holders’ capacity as a Company Shareholder, from any Action or liability whatsoever, based upon, relating to or arising out of such Company Shareholder’s ownership of share capital of the Company and/or the Transactions.

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(ii)            Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii)            Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.7(a).

Section 2.3            The SPAC Merger.

(a)            SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

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(b)            Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, SPAC shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of SPAC and Merger Sub 2 (SPAC and Merger Sub 2 sometimes being referred to herein as the “SPAC Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the SPAC Merger Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each SPAC Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such SPAC Merger Constituent Corporation, on whatever account, and all things in action or belonging to each SPAC Merger Constituent Corporations shall become vested in SPAC; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall become thereafter the property of SPAC as they are of the SPAC Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such SPAC Merger Constituent Corporations shall not revert or become in any way impaired by reason of the SPAC Merger; but all Liens upon any property of a SPAC Merger Constituent Corporation shall thereafter attach to SPAC and may be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement and the DGCL.

(c)            Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause (or if Merger Sub 2 and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective at the time specified in the SPAC Merger Certificate pursuant to Section 2.3(a).

(d)            Organizational Documents of SPAC. At the SPAC Merger Effective Time, the SPAC Charter and SPAC Bylaws, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated, each in customary form and substance mutually agreeable to SPAC and the Company (the “New SPAC Charter” , and the “New SPAC Bylaws”, and collectively, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of the SPAC, until thereafter amended as provided therein and under the DGCL.

(e)            Directors and Officers of SPAC.

(i)             From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth on Section 2.3(e) of the Company Disclosure Schedules shall be appointed the officers of SPAC, each such officer to hold office in accordance with the SPAC Governing Documents.

(ii)            From and after the SPAC Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation on Section 2.3(e) of the Company Disclosure Schedules shall be appointed the directors of SPAC, each to hold office in accordance with the SPAC Governing Documents.

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(f)            Effect of the SPAC Merger on Merger Sub 2 Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 2, each share of capital stock of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of common stock of SPAC, which shares shall, subject to Section 2.3(g), constitute the only shares of capital stock of SPAC.

(g)            Effect of the SPAC Merger on SPAC Capital Stock.

(i)             SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock, one SPAC Warrant, and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(g).

(ii)            SPAC Rights. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Capital Stock, each holder of 10 or more SPAC Rights shall be deemed to hold one share of SPAC Class A Common Stock for each 10 such SPAC Rights (including all SPAC Rights that were included in the SPAC Units).

(iii)           SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above and the exchange of each SPAC Right in accordance with Section 2.3(g)(ii) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Capital Stock each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive a newly issued PubCo Share. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iv)           SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

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(v)           SPAC Warrants. At the SPAC Merger Effective Time, without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the SPAC Merger Effective Time (but after giving effect to the separation of each SPAC Unit in accordance with Section 2.3(g)(i)) shall, pursuant to and in accordance with Section 4.5 of the SPAC Warrant Agreement and the Assignment and Assumption Agreement, automatically and irrevocably be modified to provide that such SPAC Warrant shall no longer entitle the holder thereof to purchase the number of shares of SPAC Class A Common Stock set forth therein and in substitution thereof such SPAC Warrant shall entitle the holder thereof to acquire such equal number of PubCo Shares (each, an “Assumed Warrant”). Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant as of immediately prior to the SPAC Merger Effective Time, except that each Assumed Warrant shall be exercisable for shares of PubCo Shares rather than SPAC Class A Common Stock In connection therewith and prior to the SPAC Merger Effective Time, SPAC and PubCo shall take all actions necessary to execute an Assignment and Assumption Agreement (as defined below) pursuant to Section 7.5.

Section 2.4            EQUITABLE ADJUSTMENTS. If, between the date of this Agreement and the Closing, the issued and outstanding Company Shares or shares of SPAC Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Shares or shares of SPAC Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of shares of SPAC Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 2.4 shall not be construed to permit SPAC, the Company, PubCo, Merger Sub 1 or Merger Sub 2 to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 2.5            Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger, the SPAC Merger, and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.6            Closing Deliverables.

(a)            At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i)            a certificate signed by an officer of the Company and each Acquisition Entity, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

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(ii)            the Payment Spreadsheet;

(iii)           a copy of the executed Registration Rights Agreement duly executed by PubCo and the Company Shareholders thereto;

(iv)           a copy of each Lock-Up Agreement, duly executed by the applicable Company Shareholder and PubCo (for avoidance of doubt, no holder of less than 5% of the outstanding shares of the Company will be required to enter into such Lock-Up Agreement);

(v)            a copy of the executed Assignment and Assumption Agreement, duly executed by PubCo;

(vi)           evidence reasonably satisfactory to SPAC of the completion of the Restructuring; and

(vii)          copies of the approvals, waivers or consents called for by Section 9.2(f), if any.

(b)            At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)             a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(d) have been fulfilled;

(ii)            copies of the written resignations of all the directors and officers of SPAC, effective as of the SPAC Merger Effective Time;

(iii)           a copy of the executed Registration Rights Agreement duly executed the SPAC Stockholders thereto;

(iv)           a copy of the executed Assignment and Assumption Agreement, duly executed by SPAC and Continental; and

(v)            a copy of each Lock-Up Agreement, duly executed by Sponsor.

(c)            Provided SPAC has satisfied the Minimum Cash condition set forth in Section 9.3(b), PubCo shall pay, or cause to be paid, by wire transfer of immediately available funds at Closing, (i) accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(b)(i) for an amount up to $4,500,000, which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.1(b)(ii) for an amount up to $9,500,000 (the “Maximum Allowable SPAC Transaction Expenses”). Prior to Closing, Sponsor will have arranged to pay for any SPAC Transaction Expenses in excess of the Maximum Allowable SPAC Transaction Expenses that have been incurred by the SPAC and/or the Sponsor at Closing.

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(d)            Notwithstanding the foregoing, the Company shall be responsible for paying any extension fees up to $100,000 per month on or after March 28, 2024, and up to $100,000 for fees associated with the completion of the Form 10-K for the fiscal year ended December 31, 2023 and if applicable, the Form 10-Q for the fiscal quarter ended March 31, 2024, and if applicable, up to an additional $25,000 for the Form 10-Q for the fiscal quarter ended June 30, 2024.

(e)            For avoidance of doubt, the total amount payable by PubCo pursuant to Section 2.6(c) (including the value of any shares issued in satisfaction of outstanding expenses) shall not exceed $14,000,000. Notwithstanding anything to the contrary in the foregoing, PubCo shall not be obligated to pay for SPAC Transaction Expenses in excess of the Maximum Allowable SPAC Transaction Expenses which the Sponsor has agreed to pay for. PubCo’s failure or refusal to pay anything over and above the Maximum Allowable SPAC Transaction Expenses will not be deemed to constitute a breach or a default of any kind by the Company or PubCo under this Agreement.

Section 2.7            Appraisal and Dissenter’s Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Shares”) shall not be converted into, and any such Company Shareholder shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Shares). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act.

(b)            Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

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Section 2.8            Withholding. Each of PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Shares or other consideration issued in kind, and then selling such portion of such PubCo Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to appropriate Governmental Authorities. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, SPAC, Merger Sub 1 or Merger Sub 2 or their agents, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9            TAX CONSEQUENCES. The parties hereto hereby agree and acknowledge that for U.S. federal income tax purposes, it is intended that (a) taken together, the Mergers will qualify as an exchange under Section 351 of the Code and (b) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any SPAC Stockholder (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Transactions that does not enter into a five-year gain recognition agreement (“GRA”) pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a) and (b), together, the “Intended Tax Treatment”). To the extent permitted under applicable Law, (i) the parties intend that the Mergers also qualify as a “reorganization” under Section 368(a) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, as well as an integrated plan of formation and combination among various constituent parties pursuant to Section 351 of the Code and the Treasury Regulations thereunder.

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Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the Disclosure Schedules delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 11.9).

Section 3.1            Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC true, correct and complete copies of the Company Governing Documents and the governing documents of each other GCL Company, including all amendments thereto, as in effect as of the date of this Agreement.

Section 3.2            Subsidiaries; Capitalization.

(a)            The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Schedules. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b)            The capitalization of the Company (both as of the date of this Agreement, and the capitalization of the Company as will exist following the completion of the Restructuring) is set forth on Section 3.2(b) of the Company Disclosure Schedules. Other than such Company Shares set forth on set forth on Section 3.2(b) of the Company Disclosure Schedules, the Company is not authorized to issue any other class or series of Company Shares.

(c)            All Company Shares that are issued and outstanding (or that will be issued and outstanding following the completion of the Restructuring) have been (or will be) duly authorized and validly issued in compliance with applicable Laws, are (or will be) fully paid and nonassessable, and have not (or will not have) been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

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(d)            There are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares. Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, and the Company Governing Documents, the Company is not a party to or subject to any agreement or understanding and there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the issued and outstanding share and option numbers contained in this Section 3.2.

(e)            The only Company Shares that will be issued and outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Initial Merger.

Section 3.3             Due Authorization. All corporate action on the part of each of the GCL Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by GCL Global and GCL BVI of this Agreement and the Ancillary Agreements to which either is or will be a party, (b) consummation of the Transactions and the Restructuring, and (c) performance of all of GCL Global’s, GCL BVI’s and each GCL Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Restructuring or the Closing, as applicable, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of GCL Global and GCL BVI, as applicable, enforceable against GCL Global and GCL BVI in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4             Financial Statements.

(a)            Attached as Section 3.4(a) of the Company Disclosure Schedules are (i) the unaudited consolidated statement of financial position of the GCL Companies as of March 31, 2023 and March 31, 2022 and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, (the “Unaudited Company Financial Statements”). The Unaudited Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Unaudited Company Financial Statements in conformity with GAAP (except for the absence of footnotes and other presentation items and subject to audit adjustments) and were derived from the books and records of the Company.

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(b)            The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the GCL Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the GCL Companies) is made known to the management of the Company by others within any of the GCL Companies and are effective in recording, processing, summarizing and reporting financial data. The GCL Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Since March 31, 2022, neither the Company nor, to the knowledge of the Company, any Representative of any of the GCL Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the GCL Companies with respect to the Unaudited Company Financial Statements or the internal accounting controls of any of the GCL Companies, including any written complaint, allegation, assertion or claim that any of the GCL Companies has engaged in questionable accounting or auditing practices. No attorney representing any of the GCL Companies, whether or not employed by any of the GCL Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the GCL Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the GCL Companies.

(d)            None of the GCL Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the GCL Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Unaudited Company Financial Statements.

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Section 3.5             Material Contracts.

(a)            Section 3.5(a) of the Company Disclosure Schedules lists all Contracts to which any GCL Company is a party, by which any GCL Company is bound or to which any GCL Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i)             each employee collective bargaining Contract;

(ii)            obligations of, or payments to, any of the GCL Companies of $500,000 or more;

(iii)           any Contract under which any GCL Company has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $500,000;

(iv)           any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any GCL Company since March 31, 2022 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(v)            any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate, other than sales or purchases in the Ordinary Course;

(vi)           any Contract not made in the Ordinary Course and not disclosed pursuant to any other clause under this Section 3.5(a) and expected to result in revenue or require expenditures in excess of $500,000 in the calendar year ending March 31, 2023;

(vii)          any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the GCL Companies, taken as a whole;

(viii)         any real property leasehold interest (each, a “Real Property Lease”);

(ix)            all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

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(x)            any Contract pursuant to which any GCL Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the GCL Companies, taken as a whole, excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year provided such software is not combined with, linked to or distributed with any Owned Company Software or any Company Product or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the Ordinary Course);

(xi)           the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(xii)          Contracts with any Governmental Authority;

(xiii)         any Contract which restricts in any material respect or contains any material limitations on the ability of any GCL Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(xiv)         Contracts between (A) on the one hand, any of the GCL Companies, and (B) on the other hand, any Company Shareholder;

(xv)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a GCL Company is a party that provide for payments by any GCL Company or to any GCL Company in excess of $250,000, in the aggregate, over any 12-month period;

(xvi)         all Contracts that result in any Person holding an irrevocable power of attorney from any GCL Company that relates to any GCL Company or its business;

(xvii)        Contracts to which any GCL Company is a party that are of the type that would be required to be filed with the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b)            True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Schedules, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Material Contracts to which any of the GCL Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (ii) none of the GCL Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Material Contract to which any of the GCL Companies is or will be a party or by which its assets are bound, (iii) since March 31, 2022, none of the GCL Companies has received any written or, to the Company’s knowledge, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the Company’s knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by a GCL Company or, to the Company’s knowledge, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since March 31, 2022 through the date hereof, none of the GCL Companies has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

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Section 3.6             Intellectual Property.

(a)            Section 3.6(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true and complete list, including the record owner, legal owner, jurisdiction, serial and application numbers, and registration number of all Registered Intellectual Property and all material unregistered Trademarks that are Owned Intellectual Property and all Owned Company Software. All Owned Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

(b)            Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, each item of Owned Intellectual Property is owned by a GCL Company free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the GCL Companies collectively own all right, title, and interest in, or have a valid and enforceable written license or other permission to use, all Company Intellectual Property.

(c)            Except as set forth on Section 3.6(c) of the Company Disclosure Schedules, or as would not reasonably be expected to result in a Material Adverse Effect, no Actions are pending or have been threatened in writing, or to the knowledge of the Company have been threatened orally, against any GCL Company by any Person claiming that any GCL Company has infringed, misappropriated or otherwise violated their Intellectual Property rights or rights of publicity, or challenging the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property. Except as set forth on Section 3.6(c) of the Company Disclosure Schedules, no GCL Company is a party to any pending Action, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any Person of any Owned Intellectual Property. Except as set forth on Section 3.6(c) of the Company Disclosure Schedules, or as would not reasonably be expected to result in a Material Adverse Effect, to the Company’s knowledge, within the five years preceding the date of this Agreement the GCL Companies, their products and services, the conduct of the GCL Companies’ business, and the use of the Owned Intellectual Property, have not infringed, misappropriated or otherwise violated, and currently do not infringe, misappropriate, or otherwise violate, the Intellectual Property right or right of publicity of any Person. No Person has notified a GCL Company in writing that any of such Person’s Intellectual Property rights or right of publicity are infringed, misappropriated, or otherwise violated by a GCL Company or that a GCL Company requires a license to any of such Person’s Intellectual Property rights. To the Company’s knowledge, as of the date of this Agreement no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property. No written or, to the Company’s knowledge, oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by a GCL Company.

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(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the GCL Companies have undertaken commercially reasonable efforts to protect: (i) the confidentiality of all Proprietary Information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom a GCL Company has a confidentiality obligation. No such Proprietary Information has been disclosed by a GCL Company to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of such Proprietary Information by such Person.

(e)            No Person (including current and former founders, employees, contractors, and consultants of the GCL Companies) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The GCL Companies have implemented policies whereby employees who create or develop any Intellectual Property in the course of their employment with a GCL Company are required to assign to the applicable GCL Company all of such employee’s rights therein, and all employees and contractors of the GCL Companies who have created or developed any Intellectual Property in the course of their employment or provision of services for such GCL Company have executed written agreements pursuant to which such Persons have assigned (or are obligated to assign) to such GCL Company all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the GCL Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the GCL Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Except as set forth on Section 3.6(f) of the Company Disclosure Schedules, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.

(g)            The Owned Company Software operates in all material respects with its specifications established by the GCL Companies. Material reported defects and reports of errors with respect to Owned Company Software are monitored in accordance with Company practices. To the Company’s knowledge, no Person other than the GCL Companies possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and the GCL Companies have undertaken commercially reasonable efforts to protect the confidentiality of all such source code. The GCL Companies have no obligation to afford any Person access to any such source code.

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(h)            No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Company Software in any manner that (i) requires, or conditions the use or distribution of any Owned Company Software on the disclosure, licensing, or distribution of any source code for any portion of such Owned Company Software or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the GCL Companies to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property. To the Company’s knowledge, the GCL Companies have complied and are in compliance with the terms of all licenses for Publicly Available Software used by the GCL Companies in all material respects.

(i)            In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) Processing and/or use of any Personal Information, each GCL Company is and has been, within the five years preceding the date of this Agreement, in material compliance with all applicable Privacy and Security Requirements. Each GCL Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all Protected Data maintained and collected by it. Except as set forth in Section 3.6(i), within the five years preceding the date of this Agreement the Company, and to the Company’s knowledge any third party processing Protected Data on behalf of any GCL Company, has not experienced any Computer Security Incident, and to the Company’s knowledge, the Company has not received any written notices or written complaints from any Person regarding a Computer Security Incident relating to any GCL Company. Within the five years preceding the date of this Agreement the Company has not received, nor provided, any notice of any written claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements by any GCL Company. To the Company’s knowledge, within the five years preceding the date of this Agreement no GCL Company has been subject to, and there are no complaints, audits, investigations or Actions pending against the Company by any Governmental Authority (including any audits relating to the Cybersecurity Maturity Model Certification (CMMC)), or by any Person, in respect of the collection, use, storage, disclosure or other Processing of Protected Data.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the GCL Companies, (ii) to the Company’s knowledge, there have been no unremediated material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two year period preceding the date hereof, and (iii) the GCL Companies have in place commercially reasonable security controls and backup and disaster recovery plans and procedures.

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(k)            No GCL Company engages in the sale, as defined by applicable Law, of Personal Information. All sales and marketing activities by the GCL Companies have been in material compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. To the Company’s knowledge, the GCL Companies have valid and legal rights to Process all Protected Data that is Processed by the GCL Companies in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements.

Section 3.7            Title to Properties and Assets; Liens. Each of the GCL Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, each of the GCL Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the GCL Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the GCL Companies. Such properties, assets and rights constitute all the properties, assets and rights necessary for the GCL Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

Section 3.8             Real Property.

(a)            None of the GCL Companies owns, or has ever owned, any real property.

(b)            No GCL Company is in default under any Real Property Lease, and, to the Knowledge of the Company, there is no default by any lessor under the Real Property Lease.

(c)            To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair (ordinary wear and tear excepted).

(d)            Each GCL Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable GCL Company that is the lessee, or lessor, enforceable against such GCL Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(e)            To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by any GCL Company.

(f)            Each GCL Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

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Section 3.9             Environmental Matters. Except as set forth in Section 3.9 of the Company Disclosure Schedules:

(a)            except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each GCL Company is and, during the last five years, has been in compliance in all material respects with all Environmental Laws.

(b)            except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each GCL Company timely obtained and currently possesses all Environmental Permits required for the operation of its business and each Environmental Permit is valid and in full force and effect. The Company is and during the last five years, has been in compliance in all material respects with all Environmental Permits.

(c)            there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or, to the Knowledge of the Company, at, in, on or under any formerly owned or leased real property, in each case (i) during the time that a GCL Company owned or leased such property, and (ii) that requires notice, further investigation or response action by a GCL Company pursuant to Environmental Law.

(d)            no GCL Company is subject to and no GCL Company has received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(e)            no Action is pending or, to the knowledge of the Company, threatened in writing and no investigation, to the knowledge of the Company, is pending or threatened in writing, in each case with respect to any GCL Company’s compliance with or liability under Environmental Law;

(f)            the GCL Companies have not generated, stored, used, transported, treated or disposed of any Hazardous Materials other than in compliance in all material respects with all Environmental Laws; and

(g)            the Company has made available to SPAC all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody or reasonable control.

Section 3.10            Compliance with Other Instruments. None of the GCL Companies is in material violation of any term of its Governing Documents. None of the GCL Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the GCL Companies is a party or by which any of the GCL Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.11           Compliance with Laws.

(a)            Each GCL Company is, and since March 31, 2021 has been, in compliance in all material respects with all applicable Laws. The GCL Company has not received any written notice from any Governmental Authority of a violation of any applicable Law by the any GCL Company at any time since March 31, 2021, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Since March 31, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the GCL Company or, to the Company’s knowledge, any officer, director, manager, employee, agent or representative of the GCL Companies, in each case, acting on behalf of the GCL Companies, in violation of any applicable Anti-Bribery Law, (ii) none of the GCL Companies have been convicted of violating any Anti-Bribery Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Bribery Laws, (iii) none of the GCL Companies has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law and (iv) none of the GCL Companies has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Bribery Law.

(c)            Since March 31, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any GCL Company, or, to the Company’s knowledge, any officer, director, manager, employee, agent or representative of any GCL Company, in each case, acting on behalf of any GCL Company, in violation of any applicable Export Laws, (ii) no GCL Company has been convicted of violating any Export Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Export Laws, (iii) no GCL Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Export Laws and (iv) no GCL Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Export Law.

Section 3.12            Absence of Changes. Since the date of the most recent Company Audited Financial Statements (a) there has not been, individually or in the aggregate, any Material Adverse Effect, and (b) the GCL Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

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Section 3.13            Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedules, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the GCL Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the GCL Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any GCL Company, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the GCL Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the GCL Companies currently pending or which any of the GCL Companies currently intends to initiate, except, in the case of each of clauses (a), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14            Insurance. Section 3.14 of the Company Disclosure Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the GCL Companies as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to SPAC. With respect to each such insurance policy required to be listed on Section 3.14 of the Company Disclosure Schedules, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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Section 3.15            Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the GCL Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except (i) for such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Initial Merger Filing Documents and any other filings or notices required for the consummation of the Initial Merger, (ii) the Regulatory Approvals, and (iii) where the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.16            Permits. Each GCL Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by a GCL Company, (c) to the Company’s knowledge, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the Ordinary Course upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the GCL Companies are in compliance with all Material Permits.

Section 3.17            Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Schedules and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the GCL Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the GCL Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18            Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Schedules, none of the GCL Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the GCL Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19            Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a)            No director, officer or employee of any of the GCL Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the GCL Companies, nor is any of the GCL Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

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(b)            To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the GCL Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the GCL Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the GCL Companies.

(c)            No Related Party is directly or indirectly interested in any Contract with any of the GCL Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20            Labor Agreements and Actions; Employee Compensation.

(a)            None of the GCL Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees of any of the GCL Companies. There is no strike or other labor dispute involving any of the GCL Companies pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the GCL Companies.

(b)            To the Company’s knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the GCL Companies, nor does any of the GCL Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the GCL Companies is currently providing full-time services to the conduct of the business of each of the GCL Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c)            Except as set forth in the Company Disclosure Schedules, the employment of each officer and employee of each of the GCL Companies is terminable at the will of each of the GCL Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d)            Except as expressly set forth in the Company Disclosure Schedules and except as has been mandated by Governmental Authority, as of the date of this Agreement, the GCL Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

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(e)            With respect to all current and former Persons who have performed services for or on behalf of any of the GCL Companies, each of the GCL Companies is in compliance, and during the past three years) has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f)            The GCL Companies have for the past three years properly classified for all purposes (including for Tax purposes, for Fair Labor Standards Act exemption purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or independent contractors who have performed services for or on behalf of any of the GCL Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable GCL Company in accordance with such classifications except as would not result in a material liability to the GCL Companies.

(g)            Set forth on Section 3.20(g) of the Company Disclosure Schedules is a complete and accurate list, as of the date of this Agreement and separately for each GCL Company, of all their employees with monthly compensation in excess of SGD 12,000 per month including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; (v) base salary or wage rate; (vi) 2022 bonus; and (vii) 2023 bonus opportunity. Section 3.20(g) of the Company Disclosure Schedules also lists, as of the date of this Agreement, each employee of each of the GCL Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

(h)            Set forth on Section 3.20(h) of the Company Disclosure Schedules are complete and accurate lists, as of the date of this Agreement and separately for each GCL Company, of all individuals who perform services for any of the GCL Companies as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for such GCL Company.

(i)             There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. To the knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

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Section 3.21            Employee Benefit Plans.

(a)            The Company Disclosure Schedules sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan (whether written or unwritten), and separately identifies each material Company Benefit Plan that is primarily for the benefit of any current or former employee, officer, independent contractor or director of any of the GCL Companies based outside of the United States (or their spouses, beneficiaries or dependents) (the “Non-U.S. Plans”). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3.3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the GCL Companies, or to which any of the GCL Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the GCL Companies or their spouses, beneficiaries or dependents, or with respect to which any of the GCL Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the GCL Companies. None of the GCL Companies has communicated to present or former employees of any of the GCL Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

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(b)            Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code if applicable, and each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)            All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the GCL Companies.

(d)            Except as set forth in Section 3.21 of the Company Disclosure Schedules, no Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the GCL Companies (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e)            To the knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the GCL Companies which could subject any Company Benefit Plan, any of the GCL Companies, PubCo, SPAC or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for a breach of fiduciary duty, a non-exempt “prohibited transaction”, within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of any of the GCL Companies.

(f)            None of the GCL Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under (i) a pension plan that is subject to Title IV of ERISA or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), in each case, at any time within the previous six (6) years. None of the GCL Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA within the previous six (6) years that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the GCL Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(g)            Except as would not result in material liability therefor, with respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. To the knowledge of the Company, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

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(h)            To the knowledge of the Company and except as would not result in material liability therefor, no event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the GCL Companies (other than the Company or one of its Subsidiaries) which could subject any of the GCL Companies, PubCo, SPAC or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability, including liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of any of the GCL Companies.

(i)             Except as set forth in Section 3.21 of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the GCL Companies to any severance pay or any other compensation payable by any of the GCL Companies, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the GCL Companies, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j)             Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance, in all material respects, with Section 409A of the Code and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder.

(k)            None of the GCL Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the GCL Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l)            The GCL Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act, P.L. 111-148 and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”). To the knowledge of the Company, no event has occurred and no condition or circumstance exists that could subject any of the GCL Companies or any Company Health Plan to material penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

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Section 3.22            TaXES AND RETURNS.

(a)            Each GCL Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. Each GCL Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Unaudited Company Financial Statements in accordance with GAAP.

(b)            Each GCL Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a GCL Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)            There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against any GCL Company, in respect of any Tax, and no GCL Company has been notified in writing of any material proposed Tax claims or assessments against any GCL Company.

(d)            There are no material Liens with respect to any Taxes upon any GCL Company’s assets, other than Permitted Liens. No GCL Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any GCL Company for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which a GCL Company does not file a Tax Return that such GCL Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e)            No GCL Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and no GCL Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f)            No GCL Company is or, to the Knowledge of the Company, has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company). To the Knowledge of the Company, no GCL Company has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise. No GCL Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

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(g)            No GCL Company has requested, or is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h)            No GCL Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)            Each GCL Company is duly registered for Value Added Tax in all jurisdictions in which it is required to be registered and has complied in all material respects with all requirements concerning Value Added Tax.

(j)            No GCL Company (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(k)            No GCL Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)            No GCL Company is currently a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m)            No GCL Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(n)            No GCL Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing. No GCL Company has made an election under Section 965(h) of the Code.

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(o)             Each GCL Company has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(p)             No GCL Company has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of each GCL Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No GCL Company is aware of any plan or intention to cause PubCo or SPAC to be liquidated (for U.S. federal income tax purposes) following the Mergers. To the knowledge of the GCL Companies, no SPAC Stockholder or Company Shareholder has entered into, or has any current plan or intention to enter into, any Contract to dispose of any PubCo Shares received in the Transactions.

(q)             It is the present intention of the Company to cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates or otherwise transfer cash to the Surviving Corporation or its affiliates for use in a trade or business as provided in Section 8.5(a) of this Agreement. The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

Section 3.23           Books and Records. The minute books of each of the GCL Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the GCL Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the GCL Companies.

Section 3.24           ANTI-Money Laundering. The operations of each of the GCL Companies are and have been conducted at all times in compliance with Anti-Money Laundering Laws, in each case, to the extent applicable to each of the GCL Companies, and, no Action by or before any Governmental Authority involving any of the GCL Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25           Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination”, contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the GCL Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill”, or similar antitakeover agreement or plan in effect to which any of the GCL Companies is subject, party or otherwise bound.

Section 3.26           Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Registration Statement, on the effective date of the Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.27           Board Approval. The Company Board (including any required committee or subgroup of such board) (including each of the board of directors of GCL Global and the board of directors of GCL BVI) has, as of the date of this Agreement, (a) declared the advisability of the Restructuring and the transactions contemplated by this Agreement, (b) determined that the Restructuring and the transactions contemplated hereby are advisable and in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve and adopt the Restructuring Agreements, this Agreement, the Restructuring, the Mergers and the other Transactions and execute the Company Written Consent.

Section 3.28           No Additional Representations or Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and SPAC shall rely on its own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the Disclosure Schedules delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Schedules”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Schedules in accordance with Section 11.9).

Section 4.1            Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2             Capitalization.

(a)            The authorized capital stock of SPAC consists of (i) 380,000,000 shares of SPAC Class A Common Stock, 7,183,027 of which are issued and outstanding, (ii) 20,000,000 shares of SPAC Class B Common Stock, none of which is issued or outstanding, and (iii) 1,000,000 shares of SPAC Preferred Stock, none of which are issued or outstanding.

(b)            All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c)            Except for (i) the SPAC Rights and (ii) SPAC Warrants, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth on Section 4.2(c) of the SPAC Disclosure Schedules and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC.

(d)            SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e)            The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f)             Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(g)            Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3             Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4             Financial Statements.

(a)            The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except, in the case of unaudited interim financial statements, that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)           SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d)            SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Schedules.

Section 4.5             Compliance with Other Instruments. SPAC is not in violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Section 4.6             Absence of Changes. (a) Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any material adverse effect. (b) Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7             Litigation. (a) There are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a material adverse effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Section 4.8             Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except (i) for such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) where the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect.

Section 4.9             Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Schedules, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10           TaxES AND RETURNS.

(a)            SPAC has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)            SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)            There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against SPAC, in respect of any Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC.

(d)            There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e)            SPAC has not had a permanent establishment, branch or representative office in any country other than the country of its organization. SPAC is not treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f)            SPAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)            SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(h)            SPAC has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(i)             SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. SPAC is not aware of any plan or intention to cause PubCo or SPAC to be liquidated (for U.S. federal income tax purposes) following the Mergers. To the knowledge of SPAC, no SPAC Stockholder or Company Shareholder has entered into, or has any current plan or intention to enter into, any Contract to dispose of any PubCo Shares received in the Transactions.

Section 4.11           Registration Statement. The information supplied by SPAC for inclusion or incorporation by reference in the Registration Statement, or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Registration Statement, on the effective date of the Registration Statement, (ii) in the case of the Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

Section 4.12           SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13           Trust Account. As of the date of this Agreement, SPAC has at least $43,217,845 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 23, 2022, between SPAC and Continental, as trustee (the “Trustee”, and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Effective Time) sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock (prior to the Effective Time) pursuant to the SPAC Governing Documents, (ii) EarlyBirdCapital, Inc. with respect to the fees payable pursuant to the business combination marketing agreement described in the SPAC SEC Filings, and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination) or in connection with the payment of SPAC Transaction Expenses, and excluding claims that a SPAC Stockholder may make against SPAC against assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.14          Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.15           Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)            SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.16           Nasdaq Quotation. SPAC Class A Common Stock, SPAC Warrants, SPAC Units, and SPAC Rights are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “RFAC”, “RFACW”, “RFACU” and “RFACR”, respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants or terminate the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units, or SPAC Rights on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17           Board Approval. This Agreement and the Transactions have been duly authorized, executed and delivered by the requisite vote of the SPAC Board (including any required committee or subgroup of such board) and the SPAC Board has (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE ACQUISITION ENTITIES

As of the execution of the Joinders, PubCo, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to SPAC, the following:

Section 5.1             Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The PubCo Governing Documents are in full force and effect.

Section 5.2             Capitalization and Voting Rights.

(a)            Capitalization. The authorized shares of PubCo consist of US$50,000 divided into 500,000,000 Shares of a par value of US$0.0001 each, of which one PubCo Share is issued and outstanding. The authorized shares of Merger Sub 1 consist of US$50,000 divided into 500,000,000 Shares of a par value of US$0.0001 par value each, of which one ordinary share (the “Merger Sub 1 Share”) is issued and outstanding. The authorized share capital of Merger Sub 2 consists of one share (the “Merger Sub 2 Share”) which is issued and outstanding. The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b)            Except as set forth in Section 5.2(a), including any PubCo Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c)            PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3             Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken (or, in the case of Merger Sub 1 and Merger Sub 2, will be taken prior to the date of the Closing), subject to the filing of the Initial Merger Filing Documents and the SPAC Merger Certificate. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4             Compliance with Other Instruments. No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

Section 5.5             Absence of Changes. Since the date of its incorporation (a) there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, (b) each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 5.6             Actions. (a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

Section 5.7             Brokers or Finders; Transaction Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.8             Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Registration Statement, on the effective date of the Registration Statement, (ii) in the case of the Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9             Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10           Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11           PubCo Incentive Equity Plan. Prior to the Closing Date, and subject to the approval of PubCo’s shareholders (if required), the board of directors of PubCo shall approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Shares equal to no more than 15% of PubCo’s ordinary shares issued and outstanding immediately after the SPAC Merger Effective Time (rounded up to the nearest whole share) with a 3% evergreen provision and with other terms to be mutually agreed between the Company and SPAC (the “PubCo Incentive Equity Plan”).

Section 5.12           TaxES. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no current plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

Section 5.13           Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Article VI
COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1             Company Conduct of Business. Except (i) as expressly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law; (iii) as set forth on Section 6.1 of the Company Disclosure Schedules, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), Company shall, and shall cause the other GCL Companies to, and each Acquisition Entity shall, (y) operate its business in the Ordinary Course and preserve intact the current business organization and ongoing businesses of the GCL Companies, and maintain the existing relations and goodwill of the GCL Companies with customers, suppliers, joint venture partners, distributors and creditors of the GCL Companies, and (z) use commercially reasonable efforts to maintain all insurance policies of the GCL Companies or substitutes therefor. Without limiting the generality of the foregoing, except (A) as expressly contemplated by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Company Disclosure Schedules, or (D) as consented to by SPAC in writing, the Company shall not, and shall cause the other GCL Companies not to, and each Acquisition Entity shall not:

(a)            change or amend the Governing Documents of any GCL Company or any Acquisition Entity;

(b)            make or declare any dividend or distribution to its stockholders or members, as applicable, of any GCL Company or any Acquisition Entity or make any other distributions in respect of any of the GCL Companies’ or any Acquisition Entity’s shares, capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a GCL Company to such GCL Company or another wholly-owned Subsidiary of such GCL Company;

(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the GCL Companies’ or any Acquisition Entity’s shares, capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a GCL Company that remains a wholly- owned Subsidiary of such GCL Company after consummation of such transaction;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any GCL Company or any Acquisition Entity, except for transactions between an GCL Company and any wholly-owned Subsidiary of such GCL Company;

(e)            enter into, or amend or modify any material term of (in a manner adverse to any GCL Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Property Lease or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any GCL Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the Ordinary Course;

(f)             sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the GCL Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course, (iii) transactions solely among the GCL Companies, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedules;

(g)            acquire any ownership interest in any real property;

(h)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i)             (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the Ordinary Course), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(j)            (A) issue any additional interests of any Acquisition Entity or GCL Company Interests or securities exercisable for or convertible into GCL Company Interests or interests of any Acquisition Entity, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any GCL Company;

(k)            adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any GCL Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any GCL Company or any Acquisition Entity;

(l)             except as required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or its Affiliates in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or director of or individual consultant or independent contractor to the Company other than increases in the Ordinary Course for any such individual with annual base compensation of less than $250,000, (ii) adopt, enter into or materially amend any material Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any GCL Company is a party or by which it is bound, (iii) grant any new material severance, termination payments, bonus, change of control, retention, or benefits to any employee of any GCL Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the Ordinary Course, (iv) hire any employee of any GCL Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $250,000 (except to replace terminated employees) in the Ordinary Course, (v) adopt, enter into or materially amend any Consultant Contract other than in the Ordinary Course with respect to Consulting Contracts providing for annual base compensation of more than $250,000, or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit to any employee of any GCL Company;

(m)            waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(n)            incur, assume or guarantee any Indebtedness for borrowed money, the principal amount of which does not exceed $1,000,000 in the aggregate provided that, there shall be no dollar limit on new Indebtedness that, by its terms, will convert into equity securities as part of the Private Placement prior to the Initial Merger Effective Time nor shall any such Indebtedness count for purposes of this $1,000,000 limit; provided further, that any such convertible debt shall constitute Transaction Financing and be applied towards Minimum Cash;

(o)            enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, or (ii) any Contract between any GCL Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(p)            (i) limit the right of any GCL Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) except in the ordinary course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, grant any exclusive rights to any Person;

(q)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(r)            enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(s)            disclose any source code for any Owned Company Software or any other Proprietary Information to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof); or

(t)            enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the GCL Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to SPAC within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.2             Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)            the PubCo Board shall be divided into three class of directors with staggered terms, as set forth in the PubCo Governing Documents, and shall consist of seven directors, four of whom shall be nominated by the Company, one of whom shall be “Class III Directors” (as set forth in the PubCo Governing Documents) nominated by the Sponsor (the “Sponsor Nominated Director”) and one of whom shall be PubCo’s Chief Executive Officer, each such director to hold office in accordance with the PubCo Governing Documents. At the Effective Time, the PubCo Board shall have at least four independent directors, one of whom shall be a Sponsor Nominated Director; and

(b)            the officers of the Company holding such positions as set forth on Section 6.2(b) of the Company Disclosure Schedules shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

Section 6.3             D&O Indemnification and Insurance.

(a)            From and after the Closing, PubCo and the Surviving Corporation shall jointly and severally indemnify and hold harmless each present and former director and officer of the GCL Companies, SPAC and any Acquisition Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the GCL Companies, SPAC or such Acquisition Entity, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the GCL Companies, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, PubCo and the Surviving Corporation shall, and shall cause the other GCL Companies to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the GCL Companies’ and each Acquisition Entity’s or SPAC’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable GCL Companies, such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Initial Merger Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the Closing, each of PubCo, the Surviving Corporation and SPAC shall (and the Surviving Corporation shall cause the other GCL Companies to) maintain in effect one or more directors’ and officers’ liability insurance policies covering those Persons who are currently covered by the GCL Companies’ (true, correct and complete copies of which have been made available to SPAC and Company prior to the date of this Agreement or its Representatives, respectively), any Acquisition Entity’s or SPAC’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the GCL Companies, any Acquisition Entity or SPAC be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by the GCL Companies, such Acquisition Entity or SPAC, respectively, for such insurance policy for the year ended March 31, 2022; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of PubCo, the Surviving Corporation and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the GCL Companies, PubCo and SPAC, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.3 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 6.3 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Corporation, the other GCL Companies, SPAC and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that PubCo, the Surviving Corporation, any of the other GCL Companies, SPAC or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, Surviving Corporation or SPAC, respectively, shall ensure (and PubCo, the Surviving Corporation and SPAC shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of PubCo, the Surviving Corporation, any of the other GCL Companies or SPAC, as the case may be, shall succeed to the obligations set forth in this Section 6.3.

(d)            The provisions of Section 6.3(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Corporation, SPAC and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.4             No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other GCL Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.5             PCAOB AUDITED FINANCIALS. The Company shall use commercially reasonable efforts to deliver true and complete copies of the Audited Company Financials not later than December 11, 2023.

Section 6.6             INCENTIVE SHARES. PubCo shall reserve 2,000,000 PubCo Shares (such shares, the “Incentive Shares”) to be issued at the Closing, as an incentive in connection with non-redemption or similar agreements or sources of Transaction Financing, to be allocated as determined by Sponsor, in its sole discretion,. The Company and PubCo also agree that none of the Incentive Shares shall be subject to any lock-up period. For the avoidance of doubt, Sponsor may direct PubCo to issue all of the Incentive Shares directly to Sponsor at Closing.

Article VII
COVENANTS OF SPAC

Section 7.1             Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall direct the Trustee to (1) first, pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, (2) second, pay all SPAC Transaction Expenses and Company Transaction Expenses, and (3) immediately thereafter, disburse all remaining amounts then available in the Trust Account to PubCo, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2             SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants, SPAC Rights and SPAC Units remain listed on Nasdaq.

Section 7.3             SPAC Conduct of Business.

(a)            Except (i) as expressly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 7.3(a) of the SPAC Disclosure Schedules, or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i)            (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend its Organizational Documents;

(ii)           change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)          (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv)          merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v)           (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the Ordinary Course), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(vi)          enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC, or (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement;

(vii)         incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (b) debt financing provided by Sponsor or any of its Affiliates to SPAC;

(viii)        (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(ix)          (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(x)           waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xi)           (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii)        liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv)        enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(xv)         split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests; or

(xvi)        purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC.

(b)            During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4             SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

Section 7.5             ASSIGNMENT AND ASSUMPTION OF the SPAC Warrant Agreement. As of immediately prior to the SPAC Merger Effective Time, PubCo and SPAC shall, and shall direct Continental to, enter into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in form and substance reasonably satisfactory to PubCo and SPAC, pursuant to which SPAC will assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement, implementing the terms and provisions set forth in Section 2.3(g)(v).

Section 7.6             SPAC Extension Proposal. The Company and SPAC agree that if it is determined by the Parties that it is probable that the Transactions will not be consummated by December 28, 2023, the Parties will cooperate with the preparation, filing and mailing of proxy materials to be sent to the SPAC Stockholders seeking approval of the SPAC Extension Proposal to ensure that the SPAC Stockholders have sufficient time to vote on the extension prior to December 28, 2023.

Article VIII
JOINT COVENANTS

Section 8.1             PubCo Listing. From the date of this Agreement through the Closing, PubCo shall apply for, and SPAC and PubCo shall use reasonable best efforts to cause, the PubCo Shares and PubCo Warrants to be approved for listing on Nasdaq or NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 8.2             Regulatory Approvals; Other Filings.

(a)            Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.2(a), the first sentence of Section 8.2(b) or Section 8.4 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.2 and Section 8.4 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b)            With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within 20 Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)            The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.3             Preparation of Registration Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.

(a)            Registration Statement.

(i)            As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and SPAC and PubCo shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and together with the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Shareholder Meeting (as defined below), the “Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholders Meeting”) (x) in connection with the registration under the Securities Act of the PubCo Shares and Assumed Warrants to be issued to all of the SPAC Stockholders pursuant to this Agreement, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with SPAC Governing Documents to have their shares of SPAC Class A Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the SPAC Merger and the other Transactions, (B) approval of the PubCo Incentive Equity Plan to provide for the issuance of a number of securities equal to up to 15% of the PubCo Shares to be issued and outstanding after the Closing, (C) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) a proposal to remove the requirement from the SPAC’s Governing Documents limiting redemptions and consummation of a business combination if the surviving company would not have net tangible assets of at least $5,000,001 (the “NTA Proposal”) and any other proposals as determined by SPAC and PubCo to be necessary or appropriate in connection with the transactions contemplated hereby, and (E) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or for such other reasons as the chairman of the SPAC Stockholder Meeting may deem necessary (such proposals in (A) through (E), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Registration Statement. Each such Party each shall use their commercially reasonable efforts to (1) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (3) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Shares and Assumed Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, SPAC shall mail (or cause to be mailed) the Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE, as applicable) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, as applicable, SPAC Governing Documents, and this Agreement in the distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption.

(ii)           Any filing of, or amendment or supplement to, the Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendments filed in response thereto.

(iii)          If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Registration Statement or the Company Written Consent, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b)            SPAC Stockholders’ Approval.

(i)            Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules or NYSE rules, as applicable, and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, or (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval. To the extent practicable, and in any event subject to SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders with respect to the SPAC Stockholder Meeting.

(ii)            the Registration Statement shall include a statement to the effect that SPAC Board has recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii)            Promptly following the execution of this Agreement and the formation of each Acquisition Entity and each Acquisition Entity’s execution of a Joinder, PubCo shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub 1 and Merger Sub 2.

(c)            Written Consent of the Key Shareholder.

(i)            The Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to SPAC, of the Key Shareholder in favor of the approval and adoption of this Agreement, the Initial Merger, the PubCo Incentive Equity Plan, and the other Transactions (including as required under the Cayman Companies Act and the Company Governing Documents) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five (5) Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Key Shareholder, and to take all other commercially reasonable action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules or NYSE rules, as applicable, and the Company Governing Documents; provided, that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates to SPAC regarding the status of and any issues arising with respect to obtaining the Company Written Consent and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the Cayman Companies Act and this Agreement in the solicitation of the Company Written Consent.

(ii)            The Company Written Consent shall include a statement to the effect that (i) the Company Board has recommended that the Company Shareholders vote in favor of the approval and adoption of this Agreement, the Mergers and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

Section 8.4             Support of Transaction. (i) The Company shall, and shall cause the other GCL Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any GCL Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any GCL Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.6, and without limiting the express obligations to make regulatory filings under Section 8.2), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the GCL Companies, (iv) take or commit to take actions that limit the freedom of action of any of the GCL Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the GCL Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.5             Tax Matters.

(a)            Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall, and shall cause its Affiliates to, take such actions to cause the Transactions to qualify, and refrain from taking such actions that could prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company hereby agree to file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law). If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, PubCo, SPAC and the Company shall deliver to Winston & Strawn LLP (“Winston”) and Loeb & Loeb LLP (“Loeb”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement. Notwithstanding anything to the contrary in this Agreement, no party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, that, for the avoidance of doubt, neither this Section 8.5(a) nor any other provision in this Agreement shall require the provision of a Tax opinion by any party’s counsel or advisors to be an express condition precedent to the Closing. Notwithstanding anything to the contrary in this Agreement, Loeb shall not be required to provide any opinion to any party regarding the Intended Tax Treatment or tax consequences of the Transactions. Subject to the following sentence, PubCo shall cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its Affiliates for use in a trade or business or to otherwise transfer its cash to the Surviving Corporation or its Affiliates for use in a trade or business, or a combination of the foregoing. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Surviving Corporation if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii) for a period of one year after the Closing Date. Each of PubCo, SPAC, the Surviving Corporation and the Company shall not undertake (or cause to be undertaken) any of the following for a period of one year after the Closing Date: (A) the actual or deemed liquidation of SPAC for U.S. federal income tax purposes, (B) the conversion of SPAC into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3). The covenants contained in this Section 8.5(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b)            Each of PubCo, SPAC, the Surviving Corporation and the Company shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(c)            PubCo acknowledges that any direct or indirect holder of PubCo Shares who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Mergers (a “PubCo 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any PubCo 5% Shareholder made following the Closing Date, PubCo shall (i) furnish to such PubCo 5% Shareholder such information as such PubCo 5% Shareholder reasonably requests in connection with such PubCo 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such PubCo 5% Shareholder with the information reasonably requested by such PubCo 5% Shareholder for purposes of such PubCo 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such PubCo 5% Shareholder’s GRA, in each case, at the sole cost and expense of such PubCo 5% Shareholder. Each of the parties shall, and shall cause their Affiliates to, operate in a manner so as not to cause such a triggering event.

(d)            All transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (“Transfer Taxes”) that become payable by any of the parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company) or SPAC Transaction Expenses (if incurred by or on behalf of the SPAC). Transfer Taxes, if any, incurred in connection with the Restructuring shall be paid by the Company prior to Closing. The party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns. Any expenses incurred in connection with the filing of such Tax Returns or other documentation shall be borne equally by the SPAC and the Company. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 8.6             Stockholder Litigation. The Company, the GCL Companies and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.7             Acquisition Proposals and Alternative Transactions. Except in connection with the Transaction Financing, during the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any GCL Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.7 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.7 by such party.

Section 8.8             Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Section 8.9             OBLIGATIONS OF GCL COMPANIES AND ACQUISITION ENTITIES. The Company shall take all action necessary to cause (a) GCL BVI, GCL Global SG and the Group Subsidiaries to perform their respective obligations pursuant to this Agreement and the Restructuring Agreements and to consummate the Restructuring, the Mergers and each of the transactions contemplated hereby and thereby, and (b) the Company and each Acquisition Entity to perform their respective obligations under this Agreement and to consummate the Mergers upon the terms and subject to the conditions set forth in this Agreement. GCL BVI, GCL Global and each Company Subsidiary shall be jointly and severally liable for the failure by any of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement or any of the Restructuring Agreements.

Section 8.10           TRANSACTION FINANCING. As soon as practicable after the signing of this Agreement, each of SPAC, the Company, and , Sponsor, shall jointly exercise their reasonable best efforts to obtain transaction financing (“Transaction Financing”), in the form of signed agreements for a private placement of equity, or other alternative financing, from Transaction Investors, to be agreed by SPAC and the Company, in an aggregate amount of not less than $20,000,000.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1             Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)            the SPAC Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b)            all Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c)            the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)            the PubCo Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof; and

(e)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

Section 9.2             Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)            each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b)            each of the covenants of the Company and of each Acquisition Entity to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(c)            the GCL Companies shall have provided evidence reasonably satisfactory to SPAC of the completion of the Restructuring;

(d)            each Acquisition Entity shall have executed and delivered to SPAC a Joinder;

(e)            there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(f)            all approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Schedules shall have been obtained.

Section 9.3             Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            The Sponsor shall have made arrangements to pay any SPAC Transaction Expenses in excess of the Maximum Allowable SPAC Transaction Expenses;

(b)            the aggregate cash available to PubCo at the Closing from the Trust Account and the Transaction Financing (after giving effect to any redemptions but prior to paying any SPAC Transaction Expenses and Company Transaction Expenses), shall equal or exceed $25,000,000 (“Minimum Cash”); provided, that, any cash obtained as Transaction Financing that is used by the Company or any of its Affiliates during the period between the date hereof and Closing shall be applied in the calculation of Minimum Cash.

(c)            each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “material adverse effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect;

(d)            each of the covenants of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; and

(e)            there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1           Termination. This Agreement may be terminated and the Transactions abandoned:

(a)            by mutual written consent of the Company and SPAC or, if the SPAC Extension Proposal has been approved, if the Transactions have not been completed by September 30, 2024 or if the SPAC Extension Proposal is not approved by December 28, 2023;

(b)            by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)            by written notice from the Company or SPAC to the other if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            by written notice from SPAC to the Company if the Company Written Consent shall not have been obtained within five Business Days after the Registration Statement becomes effective;

(e)            prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Termination Date, unless SPAC is in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(f)            prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(d) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Termination Date, unless the Company is in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

Section 10.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement. Notwithstanding the foregoing, a failure by SPAC or the Company, as applicable, to close in accordance with this Agreement when it is obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1           Trust Account Waiver. The Company and each Acquisition Entity acknowledges that SPAC is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus dated March 23, 2022 and filed with the SEC on March 24, 2022 (Filing No: 333-261765) available at www.sec.gov, and other SPAC SEC Filings, the SPAC Governing Documents, and the Trust Agreement and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledge and agree that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company and each Acquisition Entity further acknowledge that, if the transactions contemplated by this Agreement are not consummated by the Termination Date, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company and each Acquisition Entity (on behalf of itself and its respective Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2           Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3           Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)            If to SPAC, to:

RF Acquisition Corp.

111 Somerset, #05-06

Singapore 238164

Email: tsemeng.ng@ruifengwealth.com

Attention: Tse Meng Ng

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

Henley Building, 6th Floor

5 Queen’s Road Central, Hong Kong

Email: sluk@winston.com

Attention: Simon Luk

and

Winston & Strawn LLP

800 Capital Street, Suite 2400

Houston, Texas 77002

Email: mblankenship@winston.com

Attention: Michael J. Blankenship

(b)            If to the Company or any Acquisition Entity, to:

GCL Global Limited

29 Tai Seng Avenue #02-01

Natural Cool Lifestyle Hub

Singapore 534119

Email: jacky@gcl.asia

Attention: Choo See Wee

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP

901 New York Avenue NW, Suite 300

Washington, DC 20001

Email: jtam@loeb.com

Attention: Jane Tam

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4           Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, the Company may collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.4 shall be null and void, ab initio.

Section 11.5           Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.3 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6           Expenses. Except as otherwise set forth in this Agreement, including in Section 8.2(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, PubCo shall pay or cause to be paid , as applicable, (a) SPAC Transaction Expenses up to the Maximum Allowable SPAC Transaction Expenses, in accordance with Section 2.6(c), and (b) the Company Transaction Expenses.

Section 11.7           Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Initial Merger and any exercise of appraisal and dissention rights with respect to the Initial Merger, shall in each case be governed by the laws of the Cayman Islands).

Section 11.8           Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9           Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10         Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the SPAC Disclosure Schedules) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11         Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.11.

Section 11.12         Publicity.

(a)            All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or Transaction Investors.

(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14         Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the state and federal courts of the State of New York located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15          Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.16         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the parties hereto, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such party. Except to the extent a party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of PubCo, the Company, SPAC, Merger Sub 1, or Merger Sub 2 under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17         Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RF ACQUISITION CORP.

By:	/s/ Tse Meng Ng
Name: Tse Meng Ng
Title: Chief Executive Officer

Sponsor is executing this Agreement for the purposes of complying with Section 2.6(c) hereof.

RF DYNAMIC LLC

By:	/s/ Tse Meng Ng
Name: Tse Meng Ng
Title: Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GCL GLOBAL HOLDINGS LTD

By:	/s/ Choo See Wee
Name: Choo See Wee
Title: Director

GRAND CENTREX LIMITED

By:	/s/ Choo See Wee
Name: Choo See Wee
Title: Director

GCL GLOBAL LIMITED

By:	/s/ Choo See Wee
Name: Choo See Wee
Title: Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

[●], 2023

[Shareholder/Sponsor]

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (as may be amended, restated or supplemented from time to time, the “Merger Agreement”) dated October 18, 2023, entered into by and among GCL Global Holdings LTD, a Cayman Islands exempted company limited by shares (“PubCo”), RF Acquisition Corp., a Delaware corporation (“SPAC”), and Grand Centrex Limited, a British Virgin Islands business company (the “Company”), pursuant to which, among other things, Merger Sub 1 (as defined therein) will merge with and into the Company (the “Initial Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of PubCo, and Merger Sub 2 (as defined therein) will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), with SPAC being the surviving entity and becoming a wholly owned subsidiary of PubCo. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In order to induce PubCo, SPAC, and the Company to proceed with the Mergers and the other Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (each, a “Shareholder”) hereby agrees with PubCo as follows:

1.	Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the PubCo Board, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (a) any PubCo Shares (excepting any Incentive Shares), or (b) any securities convertible into or exercisable or exchangeable for PubCo Shares, in each case, held by it immediately after the SPAC Merger Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (1) 12 months commencing from the Closing Date and (2) subsequent to the Mergers, (x) the date on which the last sale price of the PubCo Shares equals or exceeds $12.00 per PubCo Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the consummation of the Mergers, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property (the “Lock-Up Period”).

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	Transfers (a) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (b) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)	transactions relating to PubCo Shares or other securities convertible into or exercisable or exchangeable for PubCo Shares acquired in open market transactions after the SPAC Merger Effective Time;

(iv)	the exercise of stock options or warrants to purchase PubCo Shares or the vesting of share awards of PubCo Shares and any related transfer of PubCo Shares to PubCo in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such PubCo Shares, it being understood that all PubCo Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(v)	the entry, by the Shareholder, at any time after the SPAC Merger Effective Time, of any trading plan providing for the sale of PubCo Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any PubCo Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vi)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property;

(vii)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, which change prevents the Mergers from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction; or

(viii)	any Incentive Shares.

provided, however, that in the case of clauses (i) through (ii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3.	In furtherance of the foregoing, PubCo, and any duly appointed transfer agent for the registration or transfer of the securities described in the Merger Agreement, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.	This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and PubCo (and with respect to PubCo, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

5.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

6.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of New York, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the state and federal courts within the State of New York (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

7.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Merger Agreement, and (iii) the liquidation of PubCo.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

[Shareholder/Sponsor]

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

GCL GLOBAL HOLDINGS LTD

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]